Exhibit 99.1

KONTOOR BRANDS REPORTS 2023 FIRST QUARTER RESULTS; REAFFIRMS 2023 OUTLOOK

First Quarter 2023 Highlights
•Q1’23 revenue of $667 million decreased 2 percent (1 percent in constant currency) compared to Q1'22, consistent with prior outlook of flat to down low-single digits
•Q1’23 gross margin of 43.0 percent decreased 180 basis points compared to Q1’22, consistent with prior commentary indicating that impacts from geographic mix, production downtime and inflationary pressures on product costs would weigh on first quarter gross margin
•Q1’23 EPS of $1.16 compared to Q1'22 EPS of $1.40

Full Year 2023 Financial Outlook
•FY’23 revenue is expected to increase at a low-single digit percentage compared to FY’22, consistent with prior outlook
•FY’23 gross margin is expected to be in the range of 43.5 percent to 44.0 percent, consistent with prior outlook
•FY’23 EPS is expected to be in the range of $4.55 to $4.75, consistent with prior outlook
•Inventory growth is anticipated to be in line with revenue growth by quarter-end Q3'23

GREENSBORO, N.C. – May 4, 2023 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended April 1, 2023.

“We delivered first quarter results consistent with our expectations and commentary provided on the fourth quarter earnings call. As anticipated, our brands continued to gain share in the U.S. where POS outpaced shipments in the quarter. Increases domestically were muted by expected softness in International markets. In addition to share gains and positive sell through, robust performance in our own DTC during the quarter further validates that our brands are connecting with consumers and winning in a challenging marketplace,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“We continue to assume macroeconomic pressures will weigh on consumer demand in the second half of 2023, particularly in the U.S. However, we believe that our increasingly diversified growth across channels, categories and geographies, enabled by strategic investments in DTC, demand creation and data analytics will generate more sustained, profitable growth over time. This gives us confidence in reaffirming our 2023 outlook, despite the uneven backdrop. These resilient fundamentals should, when coupled with our solid balance sheet and capital allocation optionality, uniquely position us to yield superior returns for all KTB stakeholders going forward,” added Baxter.

This release refers to “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant currency” amounts are the same.

First Quarter 2023 Income Statement Review

Revenue was $667 million, a 2 percent decrease (1 percent decrease in constant currency) over the same period in the prior year. Revenue increases, primarily driven by strength in domestic wholesale and DTC, were more than offset by decreases in International wholesale, primarily driven by the continued impacts of COVID-policy changes in China.

U.S. revenue was $518 million, increasing 2 percent over the same period in the prior year. U.S. wholesale increased 1 percent compared to the first quarter 2022, including strength in digital wholesale which increased 11 percent compared to last year. These gains were augmented by continued strength in DTC, with U.S. own.com revenue increasing 15 percent compared to the same period last year.

International revenue was $149 million, a 14 percent decrease (9 percent decrease in constant currency) over the same period in the prior year driven by softness in wholesale, which was somewhat offset by strong DTC performance. International DTC increased 10 percent (17 percent increase in constant currency) compared to the same period last year. As expected, China decreased 36 percent (31 percent decrease in constant currency) compared to the first quarter 2022, driven by impacts in the wholesale channel from the COVID-policy changes. China DTC increased 3 percent (11 percent in constant currency) compared to the same period last year. Europe decreased 7 percent (1 percent decrease in constant currency) over the same period last year, with wholesale pressures more than offsetting gains in DTC. Europe DTC increased 15 percent (22 percent increase in constant currency) compared to the same period last year.

Wrangler brand global revenue was $423 million, a 3 percent increase from the same period in the prior year. Wrangler U.S. revenue increased 3 percent compared to the same period last year, driven by increased shipments in U.S. wholesale reflecting category diversification including non-denim bottoms, Outdoor and Workwear. Wrangler U.S. DTC increased 16 percent compared to the same period last year. Wrangler international revenue was flat (5 percent increase in constant currency) compared to the first quarter 2022, with broad-based constant currency gains in both wholesale and DTC.

Lee brand global revenue was $241 million, a 9 percent decrease (7 percent decrease in constant currency) from the same period in the prior year. Lee U.S. revenue was flat compared to the same period last year, with gains in own.com offset by softness in wholesale. Lee U.S. DTC increased 8 percent compared to the same period last year. Lee international revenue decreased 20 percent (16 percent decrease in constant currency) compared to the first quarter 2022, driven primarily by reductions in China wholesale due to the impact of COVID-policy changes.

Gross margin decreased 180 basis points to 43.0 percent of revenue compared to the same period last year. As expected, and as indicated in prior commentary, higher inflationary pressures on input costs and geographic mix, as well as impacts from proactive actions in managing internal production, including downtime, primarily drove the decline. The decline was partially offset by strategic pricing and moderating transitory costs such as air freight.

Selling, General & Administrative (SG&A) expenses were $192 million or 28.7 percent of revenue, in the first quarter, decreasing 20 basis points compared to the same period in the prior year. As expected, continued strategic investments in DTC were more than offset by lower compensation costs and tight controls of discretionary expenses.

Operating income was $95 million in the first quarter. Operating margin of 14.2 percent decreased 170 basis points compared to the same period in the prior year. Benefits from tight expense controls, lower compensation costs and strategic pricing were more than offset by higher inflationary pressures on input costs and geographic mix, as well as impacts from proactive actions in managing internal production, including downtime.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $102 million in the first quarter. EBITDA margin of 15.3 percent decreased 200 basis points compared to EBITDA margin during the same period in the prior year.

Earnings per share was $1.16 in the first quarter, compared to $1.40 in the same period last year.

April 1, 2023, Balance Sheet and Liquidity Review

The Company ended the first quarter 2023 with $53 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of April 1, 2023, the Company had $50 million outstanding borrowings under the Revolving Credit Facility and $438 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.48 per share, payable on June 20, 2023, to shareholders of record at the close of business on June 9, 2023.

Inventory at the end of Q1 fiscal 2023 was $660 million, up 52 percent compared to the prior-year period, sequentially improving from Q4’22, and up 27 percent compared to pre-pandemic 2019 levels. Nearly 90 percent of inventory at the end of the first quarter was core product. The Company is taking proactive actions and expects inventory growth to be in line with sales growth by the end of the third quarter of 2023.

2023 Outlook

The Company is reaffirming its prior outlook for FY’23 provided on February 28, 2023, with select updates to quarterly cadence. Although the impacts from near-term macroeconomic factors are uncertain, the Company remains focused on execution to deliver continued strong share gains in the U.S. and to drive structural gross margin improvement in accretive categories, channels and geographies. The Company remains confident in its strategy and expects to continue investing in its brands and capabilities in support of longer-term profitable revenue growth and anticipates robust cash generation as inventory normalizes in 2023.

Thus, the Company is providing its 2023 guidance including the following:

•Revenue is expected to increase at a low-single digit percentage over 2022 with first and second half performance relatively balanced. The Company continues to expect first half of 2023 to be driven by the U.S. with momentum in POS, share gains and DTC. Compared to the prior outlook, Q2’23 U.S. performance is now expected to be somewhat tempered by shipments continuing to lag POS, while China is now anticipated to see stronger growth in Q2’23 relative to previous assumptions. During the second half of 2023, the Company continues to assume macro consumer demand conditions will be more challenged in the U.S., with the China market more fully reopening.

•Gross margin is expected to be in the range of 43.5 percent to 44.0 percent, increasing 40 to 90 basis points compared to gross margin of 43.1 percent in 2022. The Company continues to expect gross margin expansion in the second half driven by geographic and DTC mix, normalizing production and reduced input cost pressures. Compared to the prior outlook, year-on-year gross margin pressure should be most pronounced in the second quarter due to proactive actions in managing internal production, including downtime, as well as peak inflation with our highest cost goods flowing through the P&L. These impacts are now expected to be offset by greater second half benefits from geographic mix, improved efficiencies and normalizing production.

•SG&A investments will continue to be made in the Company’s brands and capabilities in support of longer-term profitable revenue growth, including demand creation, DTC, and International expansion. Compared to adjusted SG&A in 2022, the Company expects full year SG&A to increase at a mid-single digit percentage. Compared to the prior outlook, SG&A growth is now expected to be more relatively balanced between the first and second half, with amplified investments in demand creation during Q2’23 offset by greater second half benefits from reductions in non-strategic spend and tighter cost controls.

•EPS is expected to be in the range of $4.55 to $4.75, consistent with the prior outlook. Due primarily to gross margin, the Company expects EPS on a dollar basis to be more weighted to the second half of 2023. The Company now expects a one-time discrete tax charge in the second quarter will adversely impact Q2’23 EPS by approximately $0.10.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support IT projects, growth in owned retail stores, manufacturing and distribution investments.

•The Company expects an effective tax rate of 20 percent to 21 percent, including the one-time discrete tax charge in Q2’23. Interest expense is expected to be in the range of $33 million to $38 million. Other Expense is expected to be in the range of $5 million to $10 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of any additional share repurchases.

Webcast Information

Kontoor Brands will host its first quarter conference call beginning at 8:30 a.m. Eastern Time today, May 4, 2023. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates, recessionary concerns, fluctuating foreign currency exchange rates and distress in global credit and banking markets, as well as ongoing global supply chain disruptions, labor challenges, the COVID-19 pandemic and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; reliance on a small number of large customers; the COVID-19 pandemic continues to negatively affect the Company’s business and could continue to result in supply chain disruptions, reduced consumer traffic and purchasing, closed factories and stores, and reduced workforces (including future uncertain effects); intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any continued worsening of the global business and economic environment. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars in thousands, except per share amounts)	2023	2022	Change
Net revenues	$667,123	$679,743	(2)%
Costs and operating expenses
Cost of goods sold	380,422	375,122	1%
Selling, general and administrative expenses	191,752	196,400	(2)%
Total costs and operating expenses	572,174	571,522	0%
Operating income	94,949	108,221	(12)%
Interest expense	(10,273)	(8,023)	28%
Interest income	419	469	(11)%
Other expense, net	(2,226)	(222)	903%
Income before income taxes	82,869	100,445	(17)%
Income taxes	16,573	19,635	(16)%
Net income	$66,296	$80,810	(18)%
Earnings per common share
Basic	$1.19	$1.43
Diluted	$1.16	$1.40
Weighted average shares outstanding
Basic	55,646	56,321
Diluted	56,940	57,836
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2023 and March 2022 correspond to the 13-week fiscal periods ended April 1, 2023 and April 2, 2022, respectively. References to March 2023, December 2022 and March 2022 relate to the balance sheets as of April 1, 2023, December 31, 2022 and April 2, 2022, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2023	December 2022	March 2022
ASSETS
Current assets
Cash and cash equivalents	$52,677	$59,179	$193,630
Accounts receivable, net	224,024	225,858	276,037
Inventories	660,089	596,836	432,891
Prepaid expenses and other current assets	102,757	100,396	82,495
Total current assets	1,039,547	982,269	985,053
Property, plant and equipment, net	104,999	104,465	101,380
Operating lease assets	55,116	51,029	47,759
Intangible assets, net	13,173	13,361	14,248
Goodwill	209,904	209,627	211,504
Other assets	220,831	221,510	229,110
TOTAL ASSETS	$1,643,570	$1,582,261	$1,589,054
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$7,255	$7,280	$239
Current portion of long-term debt	12,500	10,000	2,500
Accounts payable	163,871	206,262	266,974
Accrued liabilities	197,203	196,989	198,777
Operating lease liabilities, current	21,241	19,898	22,563
Total current liabilities	402,070	440,429	491,053
Operating lease liabilities, noncurrent	32,472	31,506	26,511
Other liabilities	81,796	76,950	98,257
Long-term debt	827,944	782,619	789,143
Commitments and contingencies
Total liabilities	1,344,282	1,331,504	1,404,964
Total equity	299,288	250,757	184,090
TOTAL LIABILITIES AND EQUITY	$1,643,570	$1,582,261	$1,589,054

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$66,296	$80,810
Adjustments to reconcile net income to cash (used) provided by operating activities:
Depreciation and amortization	9,127	9,862
Stock-based compensation	1,002	5,730
Other, including working capital changes	(89,047)	(21,569)
Cash (used) provided by operating activities	(12,622)	74,833
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(6,463)	(2,885)
Capitalized computer software	(5,483)	(2,112)
Other	149	(31)
Cash used by investing activities	(11,797)	(5,028)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	178,000	—
Repayments under revolving credit facility	(128,000)	—
Repayments of term loan	(2,500)	—
Repurchases of Common Stock	—	(22,513)
Dividends paid	(26,808)	(26,033)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(3,619)	(11,102)
Other	(57)	(298)
Cash provided (used) by financing activities	17,016	(59,946)
Effect of foreign currency rate changes on cash and cash equivalents	901	(1,551)
Net change in cash and cash equivalents	(6,502)	8,308
Cash and cash equivalents – beginning of period	59,179	185,322
Cash and cash equivalents – end of period	$52,677	$193,630

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$423,147	$412,423	3%	3%
Lee	240,649	264,220	(9)%	(7)%
Total reportable segment revenues	663,796	676,643	(2)%	(1)%
Other revenues (b)	3,327	3,100	7%	7%
Total net revenues	$667,123	$679,743	(2)%	(1)%
Segment profit:
Wrangler	$71,107	$75,388	(6)%	(5)%
Lee	39,573	52,230	(24)%	(22)%
Total reportable segment profit	$110,680	$127,618	(13)%	(12)%
Corporate and other expenses	(18,064)	(19,982)	(10)%	(9)%
Interest expense	(10,273)	(8,023)	28%	28%
Interest income	419	469	(11)%	(4)%
Profit related to other revenues (b)	107	363	(71)%	(72)%
Income before income taxes	$82,869	$100,445	(17)%	(16)%

(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$423,147	$2,764	$425,911
Lee	240,649	4,607	245,256
Total reportable segment revenues	663,796	7,371	671,167
Other revenues	3,327	—	3,327
Total net revenues	$667,123	$7,371	$674,494
Segment profit:
Wrangler	$71,107	$135	$71,242
Lee	39,573	1,054	40,627
Total reportable segment profit	$110,680	$1,189	$111,869
Corporate and other expenses	(18,064)	(132)	(18,196)
Interest expense	(10,273)	(8)	(10,281)
Interest income	419	32	451
Profit related to other revenues	107	(4)	103
Income before income taxes	$82,869	$1,077	$83,946
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Measures
(Unaudited)

	Three Months Ended March
(Dollars in thousands, except per share amounts)	2023	2022

Net revenues	$667,123	$679,743

Gross margin	$286,701	$304,621
As a percentage of total net revenues	43.0%	44.8%

Selling, general and administrative expenses	$191,752	$196,400
As a percentage of total net revenues	28.7%	28.9%

Operating income	$94,949	$108,221
As a percentage of total net revenues	14.2%	15.9%
Earnings per share - diluted	$1.16	$1.40

Net income	$66,296	$80,810
Income taxes	16,573	19,635
Interest expense	10,273	8,023
Interest income	(419)	(469)
EBIT	$92,723	$107,999

Depreciation and amortization	$9,127	$9,862

EBITDA	$101,850	$117,861
As a percentage of total net revenues	15.3%	17.3%

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$337,676	$135,299	$3,228	$476,203
Non-U.S. Wholesale	51,919	66,005	10	117,934
Direct-to-Consumer	33,552	39,345	89	72,986
Total	$423,147	$240,649	$3,327	$667,123

Geographic revenues
U.S.	$365,129	$149,690	$3,317	$518,136
International	58,018	90,959	10	148,987
Total	$423,147	$240,649	$3,327	$667,123

	Three Months Ended March 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$330,652	$136,806	$2,527	$469,985
Non-U.S. Wholesale	52,819	91,051	501	144,371
Direct-to-Consumer	28,952	36,363	72	65,387
Total	$412,423	$264,220	$3,100	$679,743

Geographic revenues
U.S.	$354,393	$150,116	$2,599	$507,108
International	58,030	114,104	501	172,635
Total	$412,423	$264,220	$3,100	$679,743

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended March
	2023	2022	2023 to 2022
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$365,129	$354,393	3%	3%
Lee U.S.	149,690	150,116	—%	—%
Other	3,317	2,599	28%	28%
Total U.S. revenues	$518,136	$507,108	2%	2%

Wrangler International	$58,018	$58,030	—%	5%
Lee International	90,959	114,104	(20)%	(16)%
Other	10	501	(98)%	(98)%
Total International revenues	$148,987	$172,635	(14)%	(9)%

Global Wrangler	$423,147	$412,423	3%	3%
Global Lee	240,649	264,220	(9)%	(7)%
Global Other	3,327	3,100	7%	7%
Total revenues	$667,123	$679,743	(2)%	(1)%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.